Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. RECEIVES REQUIRED CONSENTS IN CONNECTION WITH THE TENDER OFFERS AND CONSENT SOLICITATIONS FOR ITS 7 1/8% SENIOR NOTES DUE 2008 AND 7 3/4% SENIOR NOTES DUE 2013

PORT HURON, MI, OCTOBER 24, 2007 – SEMCO ENERGY, Inc. (NYSE:SEN) today announced that it had received, as of 5 p.m. New York City time on October 23, 2007 (the Consent Date), tenders and consents from holders of more than a majority in aggregate principal amount of its outstanding 7 1/8% Senior Notes due 2008 (the 2008 Notes) and its outstanding 7 3/4% Senior Notes due 2013 (the 2013 Notes and, together with the 2008 Notes, the Notes) in connection with its cash tender offers and consent solicitations for the Notes. The number of consents received exceeded the number needed to approve the adoption of the proposed amendments to the indentures under which the Notes were issued. As of 5 p.m., New York City time, on October 23, 2007, the Company received tenders and consents of $145,060,000 aggregate principal amount of the 2008 Notes, representing approximately 96.7% of the principal amount of 2008 Notes outstanding prior to commencement of the tender offers, and tenders and consents of $199,860,000 aggregate principal amount of the 2013 Notes, representing approximately 99.9% of the principal amount of 2013 Notes outstanding prior to commencement of the tender offers.

The terms of the tender offers and consent solicitations for the Notes are detailed in the Company's Offers to Purchase and Consent Solicitation Statement dated October 10, 2007, and the related Consent and Letter of Transmittal (the Offer Documents). Based on the consents received, the Company is expected to execute, as soon as practicable, supplemental indentures that will, once operative, eliminate most of the restrictive covenants and events of default in the indentures and the Notes. Each supplemental indenture will not become operative unless and until Notes are accepted for purchase by the Company pursuant to the applicable tender offer. The Company's offers to purchase the Notes are subject to the satisfaction or waiver of various conditions as described in the Offer Documents. Notes may be tendered pursuant to each tender offer until 5 p.m., New York City time, on November 7, 2007 (the Offer Expiration Date), unless extended or terminated with respect to a series of Notes. Holders who validly tender Notes after 5 p.m. New York City time, on October 23, 2007, but prior to the Offer Expiration Date will be eligible to receive the tender offer consideration described in the Offer Documents but will not be eligible to receive the consent payment of $30 per $1,000 principal amount of Notes tendered. The consideration to be paid for tendered Notes, and additional Notes which are tendered prior to the Offer Expiration Date, was determined as of 10 a.m., New York City time, October 24, 2007, by reference to a fixed spread of 50 basis points over the yield on the 5 5/8% U.S. Treasury Note due May 15, 2008.  The yield for the reference security was 4.129% at such time.  The total consideration per $1,000 principal amount of 2008 Notes validly tendered prior to the Offer Expiration Date and accepted for payment will be $1,012.59, and the total consideration per $1,000 principal amount of 2013 Notes validly tendered prior to the Offer Expiration Date and accepted for payment will be $1,053.58, including a $30 cash payment per $1,000 principal amount in respect of all Notes validly tendered on or prior to such date.  The tender offer consideration per $1,000 principal amount of 2008 Notes tendered after the Consent Date and on or prior to the Offer Expiration Date, and accepted for payment, will be $982.59.  The tender offer consideration per $1,000 principal amount of 2013 Notes tendered after the Consent Date and on or prior to the Offer Expiration Date, and accepted for payment, will be $1023.58.  Holders of Notes validly tendered and accepted for payment will also receive accrued and unpaid interest on their Notes to, but excluding, the payment date for the tender offer and consent solicitation, which is expected to be on or about November 9, 2007.

Credit Suisse Securities (USA) LLC is acting as Dealer Manager and Solicitation Agent for the tender offers and consent solicitations and can be contacted at (800) 820-1653 (toll-free) or (212) 538-0652 (collect). D.F. King & Co., Inc. is the Information Agent and can be contacted at (800) 290-6431 (toll-free) or (212) 269-5550 (Banks and Brokers may call collect). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.
This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities.  The tender offers and consent solicitations are being made solely by the Offer Documents and only to such persons and in such jurisdictions as are permitted under applicable law. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.